UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

March 30, 2015

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No.

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐⁯Written communications pursuant to Rule 425 under the Securities Act
☐⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2015, ProtoKinetix, Incorporated (“ProtoKinetix” or the “Company”) entered into consulting agreements with Clarence E. Smith, the Company’s President and Chief Executive Officer, and Susan M. Woodward, the Company’s Chief Financial Officer, effective January 1, 2015.

Mr. Smith’s consulting agreement is for a one-year term through December 31, 2015, and is automatically renewed thereafter on a year-to-year basis unless either ProtoKinetix or Mr. Smith provides the other with 30 days’ notice of non-renewal.  The agreement provides for an annual salary of $1.00 and a termination fee if the agreement is terminated for the following two reasons:

•	A termination without cause: If Mr. Smith is terminated without cause he will be entitled to a termination fee of $100,000;

•
A termination upon a change of control event:  Following a change of control event he will be entitled to a termination fee equal to $100,000 plus 2.5% of the aggregate transaction value of the change of control.

Ms. Woodward’s consulting agreement is for a three-year term through December 31, 2018, and is automatically renewed thereafter on a year-to-year basis unless either ProtoKinetix or Ms. Woodward provides the other with 30 days’ notice of non-renewal.  The agreement provides for a monthly consulting fee of $4,000 which shall be increased by not less than 5% each year; and as of February 26, 2015, the grant of a five year option at $0.04 per share for 4,000,000 shares of common stock of the Company vesting monthly in tranches of 400,000 shares and the grant of a two year option at $0.04 per share for 2,000,000 shares of common stock of the Company vesting upon a change in control.  The agreement provides for a termination fee if the agreement is terminated for the following two reasons:

•
A termination without cause:  If Ms. Woodward is terminated within 12 months of January 1, 2015 she will be entitled to a termination fee of three times her monthly consulting fee in effect on the date of termination, or if Ms. Woodward is terminated 12 months after January 1, 2015, six times her monthly consulting fee in effect on the date of termination;

•
A termination upon a change of control event:  Following a change of control event she will be entitled to a termination fee equal to two times the amount she would receive as if terminated without cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of April 2015.

ProtoKinetix, Incorporated

By:	/s/ Clarence E. Smith
Clarence E. Smith, President & CEO